EXHIBIT 10.8

SPARTAN STORES, INC.
LONG-TERM INCENTIVE PLAN
(as amended October 11, 2000)

SECTION 1
ESTABLISHMENT AND PURPOSES OF PLAN

          1.1          Establishment of Plan. Spartan Stores, Inc., a Michigan corporation, hereby establishes its Long-Term Incentive Plan (the "Plan") for its corporate and Subsidiary officers, director-level and other key employees. The Plan permits the grant and award of shares of the Company's Common Stock.

          1.2          Purposes of Plan. The purposes of the Plan are to motivate Participants toward the achievement of specific long-term financial goals of the Company, to create a sense of ownership in the Company among Participants and to attract and retain top quality key executives and other key associates of the Company. The Plan is further intended to provide flexibility to the Company in structuring long-term incentive compensation to best promote the foregoing objectives.

          1.3.          Plan Document. This instrument, as amended from time to time, constitutes the governing document of the Plan.

          1.4          Effective Date. The Plan is effective as of March 30, 1997. The Plan shall remain in effect until terminated by the Board of Directors of the company. Unless earlier terminated by the Board, the Plan shall terminate as of the end of the Company's Fiscal Year ending in the year 2008. No Stock Award shall be granted under the Plan after such date.

          1.5          Incentive Compensation Plan. The Plan is an incentive compensation program for eligible Employees. Because the Plan does not provide welfare benefits and does not provide for the deferral of compensation until termination of employment, it is established with the intent and understanding that it is not an employee benefit plan within the meaning of the federal Employee Retirement Income Security Act of 1974, as amended ("ERISA").

SECTION 2
DEFINITIONS

                          The following words have the following meanings unless a different meaning is plainly required by the context:

          2.1          Act. "Act" means the Securities Exchange Act of 1934, as amended.

         2.2          Annual Base Salary. "Annual Base Salary" means the Participant's annualized weekly salary as of the end of the Fiscal Year without regard to incentive compensation under this Plan or other benefits or incentive compensation plans maintained by the Company.

          2.3          Beneficiary. "Beneficiary" means the individual, trust or other entity designated by the Participant to receive any Stock Award payable with respect to the Participant under the Plan after the Participant's death. A Participant may designate or change a Beneficiary by filing a signed designation with the Committee in a form approved by the Committee. A Participant's will is not effective for this purpose. If a designation has not been completed properly and filed with the Committee or is ineffective for any other reason, the Beneficiary shall be the Participant's Surviving Spouse, if any. If there is no effective designation and the Participant does not have a Surviving Spouse, the remaining Stock Award under this Plan, if any, shall be paid to the Participant's estate.

          2.4          Board. "Board" means the Board of Directors of the Company.

          2.5          Change in Control. "Change in Control" means (a) the sale, lease, exchange or other transfer of substantially all of the Company's assets (in one transaction or in a series of related transactions) to, or the merger or consolidation of the Company with, a corporation that is not controlled by the Company; or (b) a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Act; provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Act), other than a Subsidiary or any employee benefit plan of the Company or a Subsidiary or any entity holding Common Stock pursuant to the terms of any such employee benefit plan, is or becomes the beneficial owner (as defined in Rule 13(d)-3 under the Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority of the Board, unless the election, or nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period. For purposes of this Section 2.5, it shall be assumed that the Company is subject to the portions of the Act and the rules thereunder specified above.

          2.6          Code. "Code" means the Internal Revenue Code of 1986, as amended.

          2.7          Committee. "Committee" means the Compensation Committee of the Board or such other committee as the Board designates to administer this Plan. The Committee shall consist of at least two persons, all of whom are "non-employee directors" as defined in Rule 16b-3 under the Act and "outside directors" as defined in Section 162(m) of the Code.

          2.8          Common Stock. "Common Stock" means the Company's Common Stock, no par value.

          2.9          Company. "Company" means Spartan Stores, Inc., a Michigan corporation, and its Subsidiaries.

          2.10          Fiscal Year. "Fiscal Year" means the financial reporting and taxable year of the Company.

          2.11          Normal Retirement Date. "Normal Retirement Date" means the date the Participant attains age 65.

          2.12          Participant. "Participant" means an employee of the Company or any Subsidiary designated by the Committee to participate in this Plan for a Performance Period pursuant to Section 3.2 of this Plan.

          2.13          Performance Levels. "Performance Levels," including Minimum Performance Levels, Target Performance Levels and Maximum Performance Levels, shall have the meanings set forth in Section 5.2 of this Plan.

          2.14          Performance Period. "Performance Period" means a three-year period beginning on the first day of each of the Company's Fiscal Years during the term of this Plan. A new Performance Period will begin on the first day of each of the Company's Fiscal Years during the term of this Plan. The first Performance Period shall begin March 30, 1997.

          2.15          Retirement. "Retirement" means termination of employment on or after the Participant's Normal Retirement Date.

          2.16          Return on Shareholders' Equity. "Return on Shareholders' Equity" means the Company's net earnings at the end of each Fiscal Year in a relevant Performance Period divided by the Company's shareholders' equity as of the date immediately preceding the beginning of the Fiscal Year in such Performance Period, as determined from the Company's audited financial statements at the end of the Fiscal Year.

          2.17          Stock Award. "Stock Award" means an award of Common Stock awarded to a Participant pursuant to Section 6 of the Plan.

          2.18          Subsidiary. "Subsidiary" means any corporation or other entity of which fifty percent (50%) or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company, except that for purposes of this Plan, the term "Subsidiary" does not include Spartan Insurance Company, Ltd., Shield Insurance Services, Inc. and Shield Benefit Administrators, Inc.

          2.19          Surviving Spouse. "Surviving Spouse" means the husband or wife of the Participant at the time of the Participant's death who survives the Participant. If the Participant and the spouse die under circumstances that make the order of their deaths uncertain, it shall be presumed for purposes of this Plan that the Participant survived the spouse.

          2.20          Trading Value. "Trading Value" of Common Stock on any given date means the average of the highest and lowest sales prices of the Common Stock reported on the Nasdaq National Market on the first date preceding the date in question on which shares of Common Stock were traded on the Nasdaq National Market.

          2.21          Total Disability. "Total Disability" or "Disability" means a physical or mental condition which allows the Participant to receive long-term disability income as provided under the disability benefits then offered by the Company. The determination of Total Disability shall be made by the Committee through procedures established for that purpose and on the basis of reasonable medical examinations. The cost of any medical examination shall be an expense of administration of the Plan.

                        Other defined terms shall have the meanings ascribed to them herein.

SECTION 3
ADMINISTRATION OF PLAN

          3.1          Plan Administration.

                        (a)          Power and Authority. The Committee shall have full power and authority to interpret the provisions of the Plan and shall have full power and authority to supervise the administration of the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it deems advisable. Action may be taken by a written instrument signed by a majority of the members of the Committee and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it deems advisable. The members of the Committee shall not be paid any additional fees for their services.

                        (b)          Delegation of Authority. The Committee may delegate administrative authority and responsibility from time to time to and among the management compensation committee of the Company, other management committees or individual employees of the Company, but all actions taken pursuant to delegated authority and responsibility shall be subject to review, change and approval by the Committee.

                        (c)          Personal Interest of Members. A member of the Committee shall not participate in and shall not be counted as a member with respect to any action of the Committee directly affecting only that member.

                        (d)          Finality of Decisions. All decisions, determinations and interpretations of the Plan by the Committee shall be final and binding on all parties.

          3.2          Grants of Awards to Participants; Eligibility.

                        (a)          Awards. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all provisions of Stock Awards as the Committee may deem necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following: (i) the designation of persons who shall be Participants, (ii) the nature and extent of the Stock Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Stock Award), and (iii) the restrictions and other conditions to which payment or vesting of Stock Awards may be subject.

                        (b)          Participation. A person shall be a Participant in the Plan for a Performance Period upon his designation as a Participant for that Performance Period by the Committee. When deemed appropriate by the Committee, the Committee may designate an effective date for the commencement of participation by a Participant that is subsequent to the first day of the Performance Period. Designated Participants shall be notified in writing and provided a written summary and explanation of the Plan.

                        (c)          Continuing Participation. Designation as a Participant for a Performance Period will continue in effect for each subsequent Performance Period until participation is terminated by the Committee or the Participant shall not be an employee of the Company or any of its Subsidiaries at the commencement of the Performance Period. The Committee may terminate participation by any Participant any time with or without cause.

          3.3          Indemnification. A member of the Committee or any other individual or group to whom authority is delegated shall not be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. The Company shall hold harmless and indemnify each member of the Committee and any other individual or group exercising delegated authority or responsibility with respect to the Plan, from any and all liabilities and costs arising from any act or omission related to the performance of duties or the exercise of discretion and judgment with respect to the Plan.

SECTION 4
SHARES SUBJECT TO THE PLAN

          4.1          Number of Shares. Subject to adjustment as provided in Section 4.2 of the Plan, a maximum of 668,000 shares of Common Stock shall be available for Stock Awards under the Plan. Such shares shall be authorized and may be either unissued or treasury shares.

          4.2          Adjustments. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination, exchange of shares or any other change in the corporate structure or shares of the Company, the number and kind of securities subject to and reserved under the Plan, together with applicable Trading Values, shall be appropriately adjusted. No fractional shares shall be issued pursuant to the Plan and any fractional shares resulting from adjustments shall be eliminated from the respective Stock Awards, with an appropriate cash adjustment for the value of any Stock Awards eliminated. If an Stock Award is canceled, surrendered, modified or exchanged for a substitute Stock Award or if a Participant elects to receive a portion of a Stock Award in cash pursuant to Section 6.3, the shares subject to but not delivered under such Stock Award shall be available for other Stock Awards.

SECTION 5
ESTABLISHMENT OF PERFORMANCE LEVELS

          5.1          Performance Criteria. In general, the Plan shall be administered so that the Stock Awards provided to Participants under the Plan for a particular Performance Period are based on whether minimum, target or maximum financial performance levels are reached for that Performance Period.

          5.2          Performance Levels. The Board of Directors shall establish Minimum, Target and Maximum Performance Levels for each Performance Period. For each Performance Period after the Performance Period commencing March 30, 1997, the Committee shall communicate in writing Performance Levels to each Participant within ninety (90) days after the beginning of each Performance Period. For the Performance Period commencing March 30, 1997, the Committee shall communicate in writing Performance Levels to each Participant within thirty (30) days after the Board of Directors' adoption of this Plan document.

                    Performance Levels in the first Performance Period, and each Performance Period thereafter unless changed by the Board of Directors, will be based on the average Return on Shareholders' Equity for each of the three Fiscal Years in the Performance Period. The Minimum Performance Level is the performance level that the Company must achieve for Participants to receive any Stock Award relating to a given Performance Period. The Target Performance Level is the performance level that the Company must achieve for Participants to receive the targeted Stock Award under this Plan. The Maximum Performance Level is the performance level that the Company must achieve for Participants to receive the maximum Stock Award under this Plan.

SECTION 6
DETERMINATION AND PAYMENT OF INCENTIVE AMOUNTS

          6.1          Determination of Performance. Company performance, including any necessary or appropriate adjustments required or permitted hereunder, shall be determined as soon as administratively feasible following the availability of audited financial statements for the Company for each of the three Fiscal Years in a Performance Period.

          6.2          Determination of Incentive Compensation. The Stock Award for each Participant for each Performance Period shall be calculated based on the attainment of Minimum, Target and Maximum Performance Levels. The Stock Award for each Participant in the Plan for the first Performance Period shall be calculated using the following steps:

          (a)          Incentive Percentages. Stock Awards relating to the attainment of Minimum, Target and Maximum Performance Levels shall be a percentage of each Participant's Annual Base Salary. These percentages shall be known as the "Minimum Incentive Percentage," the "Target Incentive Percentage" and the "Maximum Incentive Percentage," respectively. The Minimum, Target and

Maximum Incentive Percentages for all Participants in the Plan shall be as determined by the Committee.

          (b)          Determination of Stock Award. The Stock Award paid to a Participant for a Performance Period shall be determined by reference to the Company's average Return on Shareholders' Equity for each of the Fiscal Years in a Performance Period expressed as a percentage (the "Performance Percentage") of the Target Performance Level for the Performance Period, as follows:

         1.          Performance Below Minimum Performance Level. If the Company achieves less than the Minimum Performance Level during the Performance Period, no Participant shall receive a Stock Award under this Plan relating to that Performance Period.

          2.          Performance Between Minimum Performance Level and Target Performance Level. If the Company achieves the Minimum Performance Level or higher, but less than the Maximum Performance Level, during the Performance Period, the value of a Participant's Stock Award for that Performance Period shall be determined by multiplying the Performance Percentage by the Participant's Target Incentive Percentage and then multiplying the product of that equation by his average Annual Base Salary during that Performance Period.

         3.          Performance at or Above Maximum Performance Level. If the Company achieves the Maximum Performance Level (or higher) during the Performance Period, the value of a Participant's Stock Award for that Performance Period shall be determined by multiplying his Maximum Incentive Percentage by his average Annual Base Salary during that Performance Period.

          6.3          Payment of Stock Awards. Subject to the provisions of this Section 6.3, Stock Awards shall be paid to Participants in the form of shares of the Company's Common Stock. Subject to Section 4.2 of this Plan, the number of shares of Common Stock in a Stock Award shall be determined by dividing the value of the Stock Award by the Trading Value of one share of Common Stock at the beginning of the relevant Performance Period. No fractional shares of Common Stock shall be issued. Cash shall be awarded in lieu of fractional shares of Common Stock. If a Participant so elects, he may receive up to thirty-three percent (33%) of the value of his Stock Award in cash and the balance in the form of shares of Common Stock. Before any Stock Award or cash payment in lieu thereof is made pursuant to this Plan, the Committee shall certify in writing, whether by appropriate resolution or otherwise, that the relevant Performance Levels were met and that the other material terms of this Plan have been satisfied.

          6.4          Partial Performance Period Participation and Employment Changes.

                        (a)          Partial Participation. Except as provided in Section 6.4(b), a person may only be designated as a Participant as of the beginning of a Performance Period. No credit shall be allowed for Company service during a portion of a Performance Period, except as set forth in Sections 6.4(b) or 6.4(c) below.

                        (b)          Employment Changes. Stock Awards for a Participant for a Performance Period may be awarded, prorated or adjusted by the Committee from time to time to recruit new associates or in the event of any change in compensation or employment status or location, or any other change that the Committee approves that would affect the Participant's determination for the Performance Period.

                        (c)          Retirement, Death or Disability. If a Participant's employment terminates during a Performance Period by reason of Retirement, death or Total Disability, the Participant's Stock Award for that Performance Period, if any, shall be prorated, under rules established and maintained by the Committee for such purpose, based on the Participant's time of active employment as a Participant during the Performance Period. Any such proration shall be determined following the termination of the Performance Period.

                        (d)          Other Termination of Employment. Except as otherwise provided in this Section 6.4(d) or pursuant to Section 7 of this Plan, upon termination of a Participant's employment during a Performance Period for any reason other than Retirement, death or Total Disability, the Participant shall not be entitled to the payment of a Stock Award for the relevant Performance Period(s). Notwithstanding the preceding sentence, the Committee shall have full discretion to determine that payment of a pro-rated amount may be made when termination of a Participant's employment results from job elimination, reduction in work force or other similar company initiative, or is encouraged or induced by incentives offered by the Company.

SECTION 7
COMMITTEE DISCRETION

                    The Committee shall exercise all of its power and duties as the Committee deems appropriate in its sole and absolute discretion. All decisions of the Committee shall be final and binding on all Participants and their respective heirs, representatives and Beneficiaries. If the Committee determines in its sole and absolute discretion that any factor applicable in the ultimate determination of a Stock Award under the Plan for a Performance Period is not appropriate with respect to one or more Participants due to unusual events, circumstances or other factors that the Committee determines to be appropriate, the applicable factor or the amount of the resulting Stock Award may be adjusted or modified in any manner deemed appropriate by the Committee. Without limiting the generality of the foregoing, to reflect significant, unanticipated events, Performance Levels may be adjusted during a Performance Period by recommendation of the Committee and approval of the Board of Directors. Adjustments to Performance Levels are expected to be made on an extraordinary basis only.

SECTION 8
CHANGE IN CONTROL

          8.1          Acceleration of Vesting. If a Change in Control of the Company shall occur, then, unless the Committee, prior to the Change in Control, determines otherwise, without action by the Committee all contingent Stock Awards shall become immediately fully vested and nonforfeitable, subject to Such proration as the Committee determines to be appropriate based on the financial period of the Company that shall be most recently completed prior to the date of the Change in Control.

          8.2          Limitation on Change in Control Payments. Notwithstanding anything in Section 8.1 to the contrary, if, with respect to a Participant, the acceleration of the vesting of an Stock Award as provided in Section 8.1 (which acceleration could be deemed a "payment" within the meaning of Section 280G(b)(2) of the Code), together with any other payments that such Participant has the right to receive from the Company or any corporation that is a member of an "affiliated group" (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the payments to such Participant pursuant to Section 8.1 shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code.

SECTION 9
TERMINATION AND AMENDMENT

                    The Board may terminate the Plan at any time, or may from time to time amend the Plan as it deems appropriate and in the best interests of the Company, provided that no such amendment may impair any outstanding Stock Award without the consent of the Participant, except according to the terms of the Plan or the Stock Award. No termination or amendment of the Plan shall become effective with respect to any Stock Award previously granted under the Plan without the prior written consent of the Participant holding such Stock Award unless such amendment operates solely to the benefit of the Participant.

SECTION 10
GENERAL PROVISIONS

          10.1          Benefits Not Guaranteed; No Rights to Awards. Neither the establishment and maintenance of the Plan nor participation in the Plan shall provide any guarantee or other assurance that incentive compensation will be payable under the Plan. The success of the Company and its subdivisions and affiliates, as determined hereunder and adjusted as provided herein and application of the administrative rules and determinations by the Committee, shall determine the extent to which Participants are entitled to receive incentive compensation payments under this Plan. No Participant or other person shall have any claim to be granted any award or benefit under the Plan and there is no obligation of uniformity of treatment of Participants under the Plan. The terms and conditions of any award or benefit of the same type and the determination of the Committee to grant a waiver or modification of any award or benefit and the terms and conditions thereof need not be the same with respect to each Participant. No Participant or other person shall have any claim to be granted any Stock Award under the Plan and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Stock Awards under the Plan. The terms and conditions of Stock Awards of the same type and the determination of the Committee to grant a waiver or modification of any Stock Award and the terms and conditions thereof need not be the same with respect to each Participant.

          10.2          No Right to Participate. Nothing in this Plan shall be deemed or interpreted to provide a Participant or any non-participating employee with any contractual right to participate in or receive benefits of the Plan. No designation of a person as a Participant for all or any part of a Performance Period shall create a right to incentive compensation or other benefits of the Plan for any other Performance Period.

          10.3          No Right to Employment. Participation in this Plan shall not be construed as constituting a commitment, guarantee, agreement, or understanding of any kind that the Company or any subdivision of the Company will continue to employ any individual and this Plan shall not be construed or applied as any type of employment contract or obligation. Nothing herein shall abridge or diminish the rights of the Company or the employing subdivision of the Company to determine the terms and conditions of employment of any Participant or other person or to terminate the employment of any Participant or other person with or without cause at any time.

          10.4          No Assignment or Transfer. Neither a Participant nor any Beneficiary or other representative of a Participant shall have any right to assign, transfer, attach, or pledge any incentive compensation amount or credit, potential payment, or right to future payments of any incentive compensation amount or credit, or any other benefit provided under this Plan. Payment of any amount due or to become due under this Plan shall not be subject to the claims of creditorsof the Participant or to execution by attachment or garnishment or any other legal or equitable proceeding or process.

          10.5          Withholding. The Company shall be entitled to (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state and local withholding and employment-related tax requirements attributable to an Stock Award, including, without limitation, the grant, exercise, or vesting of, or payment of dividends with respect to, an Stock Award; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to a Stock Award. Unless the Committee determines otherwise, withholding may be satisfied by withholding Common Stock to be received upon exercise or by delivery to the Company of previously owned Common Stock.

          10.6          Incompetent Payee. If the Committee determines that a person entitled to a payment hereunder is incompetent, it may cause benefits to be paid to another person for the use or benefit of the Participant or the Participant's Beneficiary at the time or times otherwise payable hereunder, in total discharge of the Plan's obligations to the Participant or Beneficiary.

          10.7          Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

          10.8          Construction. The singular includes the plural and the plural includes the singular and terms connoting gender include both the masculine and feminine, unless the context clearly indicates the contrary. Capitalized terms, except those at the beginning of a sentence or part of a heading, have the meaning defined in the Plan.

          10.9          Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

          10.10          No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of stock options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.

          10.11          Compliance With Laws; Listing and Registration of Shares. All Stock Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to all applicable laws, rules and regulations, and to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Stock Award or the issue or purchase of shares thereunder, such Stock Award may not be exercised in whole or in part, or the restrictions on such Stock Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.